UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) October 30, 2008
REPUBLIC SERVICES, INC.

(Exact Name Of Registrant As Specified In Its Charter)

DELAWARE	1-14267	65-0716904

(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
110 S.E. 6th Street, 28th Floor
Ft. Lauderdale, Florida 33301

(Address Of Principal Executive Offices, Including Zip Code)
Registrant’s Telephone Number, Including Area Code (954) 769-2400

(Former Name Or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
Settlement of certain litigation
     As previously disclosed in the Joint Proxy Statement/Prospectus dated October 10, 2008 under the heading “The Merger—Background of the Merger,” Republic Services, Inc., the members of the Republic board of directors, individually, and Allied Waste Industries, Inc. have been named as defendants in certain shareholder actions challenging the proposed transaction. One is a consolidated purported class action, In re Republic Services, Inc. Shareholders Litig., C.A. No. 3923-CC, pending in the Court of Chancery of the State of Delaware. Another is a purported class action, Teamsters Local 456 Annuity Fund v. Republic Services Inc., et al., No. 08-41909(07), pending in the Circuit Court in and for Broward County, Florida, against Republic and the members of the Republic board of directors, individually.
     Both the Delaware consolidated action and the Florida action are brought on behalf of a purported class of Republic shareholders and primarily seek, among other things, to enjoin the proposed transaction between Republic and Allied, as well as damages and attorneys’ fees. The actions also sought to compel Republic to accept the unsolicited proposals made by Waste Management, Inc., or at least compel the Republic board of directors to further consider and evaluate the Waste proposals, which were subsequently withdrawn.
     On October 17, 2008, plaintiffs in the consolidated Delaware action filed a motion for a preliminary injunction seeking to require the defendants to make certain additional disclosures prior to the shareholder vote on the merger.
     On October 29, 2008, the defendants entered into a memorandum of understanding with plaintiffs regarding the settlement of the Delaware and Florida actions. In connection with the settlement, Republic agreed to make certain additional disclosures to its shareholders, which are contained in this Form 8-K. Subject to the completion of certain confirmatory discovery by counsel to plaintiffs, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Republic’s shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger transaction, the merger agreement, Republic’s rejections of the unsolicited Waste proposals, and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by Republic. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

     Republic, the director defendants and Allied vigorously deny all liability with respect to the facts and claims alleged in the lawsuits, and specifically deny that any modifications to the merger agreement or any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to Republic’s shareholders at a time and in a manner that will not cause any delay of the merger, Republic, its directors, and Allied agreed to the settlement described above. Republic, its directors, and Allied further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.
SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT/PROSPECTUS
     In connection with the settlement of certain outstanding shareholder lawsuits as described in this Form 8-K, Republic has agreed to supplement the disclosure in its proxy statement/prospectus with the disclosure below. This supplemental information should be read in conjunction with the proxy statement/prospectus, which Republic urges investors to read in its entirety.
     Waste Management’s Proposals and Republic’s Evaluation of such Proposals
     On July 14, 2008, Waste Management, Inc. submitted an unsolicited letter proposing to acquire all of Republic’s outstanding common stock for $34.00 per share in cash. The proposal was expressly subject to Waste conducting a due diligence review of Republic, obtaining financing, clearing all antitrust reviews without divestitures that would have a material adverse effect, maintaining its investment grade credit ratings and other conditions.
     In evaluating Waste’s proposal, the Republic board of directors considered the conditions to which the Waste proposal was subject, including (1) the requirement for Waste to clear federal and state antitrust regulatory reviews, without divestitures that would reasonably be expected to have a material adverse effect, (2) the need for Waste to obtain financing commitments for more than $6 billion in cash in order to fund the proposal, (3) the requirement that Waste maintain an investment grade rating following the closing of an acquisition of Republic, and (4) Waste’s request to conduct due diligence on Republic. Republic’s financial advisor, Merrill Lynch, noted to the board that two of the ratings agencies placed Waste on review for possible downgrade subsequent to Waste’s announcement of its proposal to purchase Republic, and that Waste only had a “highly confident” indication from its financial advisor, Credit Suisse, that it could obtain commitments for the financing.
     The Republic board of directors also considered the financial terms of the proposed transaction and reviewed the analyses previously provided regarding Republic’s transaction with Allied. Merrill Lynch reviewed with the Republic board of directors its valuation analyses of Allied and Republic as a combined company, including an analysis based on the discounted estimated cash flow of the combined company that reflected synergies expected by Republic management.

     After careful consultation with its legal and financial advisors and extensive deliberations among the directors, the Republic board of directors determined unanimously that the Waste proposal did not constitute, and could not reasonably be expected to lead to, a proposal for a transaction that is or would be more favorable to Republic shareholders than the merger currently contemplated between Republic and Allied.
     On August 10, 2008, Waste submitted a revised unsolicited proposal to acquire all of Republic’s outstanding common stock for $37.00 per share in cash. In addition to increasing the proposed price, the revised proposal stated that Waste would pay Republic a fee of $250 million if the parties are unable to close a transaction due to opposition from the Department of Justice; that Waste would include a “ticking fee” by increasing the $37.00 per share price by an interest component if antitrust clearance delayed a closing beyond a date (the date and the terms of the “ticking fee” to be on terms mutually acceptable to the parties); that Waste believed financing was available to it; and that Waste believed it would retain its investment grade rating.
     In evaluating Waste’s revised proposal, the Republic board of directors considered (1) that Waste’s revised proposal still substantially undervalued Republic, (2) Republic’s shareholders had expressed, privately and publicly, their appreciation of the potential value of the Republic-Allied merger, (3) that a transaction with Waste would involve significant additional regulatory risk, (4) the need for Waste to obtain financing commitments for more than $7.5 billion in cash in order to fund the revised proposal, and (5) Waste’s express condition that it maintain an investment grade rating, especially in light of Waste’s commitment to maintain its current level of dividends. Republic’s board also noted the cautionary statements issued by the rating agencies, including a comment on August 11 by a Moody’s analyst that Waste Management’s revised proposal “would require significant financing to complete and, if incremental debt were used for the transaction, could result in credit metrics at WMI that fall deeper into speculative grade rating territory...”
     After careful consultation with its legal and financial advisors and extensive deliberations among the directors, the Republic board of directors determined unanimously that the revised Waste proposal did not constitute, and could not reasonably be expected to lead to, a proposal for a transaction that is more favorable to Republic shareholders than the merger currently contemplated between Republic and Allied.
     On September 25, 2008, the CEO of Waste, David Steiner, made an unsolicited call to the CEO of Republic, Jim O’Connor, in which he said that Waste continued to be interested in acquiring Republic, and while he thought financing was available he acknowledged that the current credit market environment made acquisition debt more expensive and a transaction less attractive to Waste. Mr. Steiner indicated that Waste would continue to monitor the credit market and other conditions impacting a possible acquisition of Republic, and may further communicate with Republic as Waste continues to evaluate its options in advance of Republic’s expected mid-November shareholder meeting. Mr. Steiner stated that Waste would continue to pursue clearance of its antitrust filing with the Department of Justice. Mr. Steiner also expressed an interest in buying any assets that would be divested as a result of a Republic-Allied combination, if the Republic-Allied merger went forward.

     On October 13, 2008, Waste publicly announced that it had withdrawn its proposal to acquire all the outstanding shares of Republic for $37.00 per share. Mr. Steiner commented in Waste’s press release, “When we began this process, we said that we would be a disciplined buyer and that we would not risk our strong financial position to acquire Republic. Given the current state of the financial markets, we believe that it would not be prudent to continue to pursue the acquisition of Republic.”
     Synergies
     Republic and Allied entered into the merger agreement because each company believes that the merger will be beneficial to each of Republic, Allied and their respective shareholders partially as a result of the anticipated synergies of at least $150 million (pre-tax) beginning in the third year following the merger resulting from the combined company’s operations. However, the companies may not be able to achieve the anticipated operating and cost synergies within the timing anticipated. For example, elimination of duplicative costs may not be fully achieved or may take longer than anticipated. For at least the first year after the merger, and possibly longer, the benefits from the merger will be offset by the costs incurred in integrating the businesses and operations, or adverse conditions imposed by regulatory authorities on the combined business in connection with granting approval for the merger. An inability to realize the full extent of, or any of, the anticipated synergies or other benefits of the merger, as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on the business and results of operations of the combined company, and may affect the value of the shares of Republic common stock after the completion of the merger.
     Suspension of Republic’s Share Repurchase Plan
     From 2000 through 2008, the Republic board of directors authorized, through a series of programs, the repurchase of an aggregate of up to $2.6 billion of Republic’s outstanding common stock. As of June 30, 2008, Republic had paid $2.3 billion to repurchase 82.6 million shares of its common stock in the aggregate, of which 4.6 million shares were acquired during the six months ended June 30, 2008 for $138.4 million. During the second quarter of 2008, Republic suspended its share repurchase program as a result of its planned merger with Allied. Republic expects that its share repurchase program will continue to be suspended for at least two years following completion of the merger.
     Discounted Cash Flow Analyses
     At the June 22, 2008 meeting of the Republic board of directors, the Republic board of directors primarily evaluated the exchange ratio based upon the relative valuation analyses of Republic and Allied, including the discounted cash flow analyses of both Allied and Republic, because Republic was considering issuing shares in connection with the Allied merger and was not for sale. In connection with the Republic board of directors’ evaluation of the merger with Allied, Merrill Lynch provided, among other things, its valuation analyses of Republic as a stand-alone entity, including an analysis based on the discounted estimated cash flow of Republic. For purposes of these valuation analyses, Merrill Lynch used the base case financial forecasts that were reviewed by the Republic board of directors at its meeting on June 22, 2008.

The discounted estimated cash flow analysis yielded an implied per share value range for Republic as a stand-alone entity of $30.00 to $38.00. This discounted estimated cash flow analysis utilized assumptions for terminal multiples based on trading characteristics of Republic and its comparable companies and did not include value associated with a control premium. To calculate the range of implied equity value per share, the projected free cash flow stream and terminal values were discounted back to June 30, 2008 using discount rates ranging from 7.0% to 9.0%. Merrill Lynch selected these discount rates based on an analysis of the weighted average cost of capital of Republic and other comparable publicly traded waste management companies.
     In connection with the Republic board of directors’ evaluation of the initial Waste proposal, Merrill Lynch reviewed, among other things, its valuation analyses of Allied and Republic as a combined company, including an analysis based on the discounted estimated cash flow of the combined company that reflected synergies expected by Republic management. For purposes of these valuation analyses, Merrill Lynch used the same base case financial forecasts that were reviewed by the Republic board of directors at its meeting on June 22, 2008, which are described in Republic and Allied’s Joint Proxy Statement/Prospectus dated October 10, 2008, under “The Merger—Certain Financial Forecasts Reviewed by the Republic Board of Directors.” The discounted estimated cash flow analysis yielded an implied per share value range for Allied and Republic as a combined company of $36.00 to $42.00. This discounted estimated cash flow analysis utilized assumptions for terminal multiples based on trading characteristics of Republic and its comparable companies and did not include value associated with a control premium. To calculate the range of implied equity value per share, the projected free cash flow stream and terminal values were discounted back to June 30, 2008 using discount rates ranging from 7.0% to 9.0%. Merrill Lynch selected these discount rates based on an analysis of the weighted average cost of capital of Republic, Allied and other comparable publicly traded waste management companies.
     In performing its discounted cash flow analysis of Republic on a stand-alone basis in connection with the Republic board of director’s meeting on June 22, 2008, Merrill Lynch assumed that Republic would continue its share repurchase program consistent with past practice. In performing its discounted cash flow analysis of Allied and Republic as a combined company in connection with the Republic board of director’s meeting on July 17, 2008, Merrill Lynch assumed that Republic had suspended the share repurchase program.
     In conducting its analyses, Merrill Lynch utilized a variety of generally accepted valuation methods. The analyses do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Merrill Lynch made, and was provided by the management of each of Allied and Republic with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch, Republic or Allied. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Allied, Republic or their respective advisors, neither Republic nor Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     Services Provided to Republic by Merrill Lynch
     Merrill Lynch has, in the past, provided financial advisory and financing services to Republic and/or its affiliates and may continue to do so. Merrill Lynch has received, and may receive, fees for the rendering of such services. The other engagement by Republic of Merrill Lynch since 2001 was in 2005 in connection with managing Republic’s exchange offer of $275 million of 6.086% notes due 2035 for $275 million of 7.125% notes due 2009. In that prior engagement, Republic paid Merrill Lynch a fee of approximately $1.5 million. In addition, in the ordinary course of its business, Merrill Lynch or its affiliates may actively trade the common stock and other securities of Allied, as well as the common stock of Republic and other securities of Republic, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Additional Information and Where to Find It
     This communication is being made in respect of the proposed business combination involving Republic Services, Inc. and Allied Waste Industries, Inc. A definitive Joint Proxy Statement/Prospectus in connection with the proposed transaction was mailed on or about October 14, 2008 to shareholders of Republic and Allied of record as of the close of business on October 6, 2008. INVESTORS AND SECURITY HOLDERS OF REPUBLIC AND ALLIED ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Republic and Allied through the website maintained by the SEC at www.sec.gov. Free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to Republic Services, Inc., 110 SE 6th Street, 28th Floor, Fort Lauderdale, Florida, 33301 Attention: Investor Relations.
Information Regarding Forward-Looking Statements
     Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “will,” “expects,” “intends,” and similar words. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks, uncertainties, and other factors that may cause actual results to differ materially from expectations expressed in such forward-looking statements, many of which are beyond the control of Republic. Such risks, uncertainties and other factors include:, regulatory and litigation matters and risks including the risk that the class action litigation may not settle, legislative developments, changes in tax and other laws, the effect of changes in general economic conditions, the risk that a condition to funding under Republic’s the new credit facility may not be satisfied, the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated and other risks to consummation of the merger and the risk that the merger, if completed, may not create long-term value for shareholders as expected. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating our forward-looking statements and are cautioned not to place undue reliance on forward-looking statements. Risk factors are discussed in the definitive Joint Proxy Statement/Prospectus filed with the SEC. The forward-looking statements made herein are only made as of the date of this press release and the parties hereto undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Press Release of Republic Services, Inc., dated October 30, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC SERVICES, INC.
By:	/s/ Tod C. Holmes
Tod C. Holmes
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Charles F. Serianni
Charles F. Serianni
Vice President and Chief Accounting Officer (Principal Accounting Officer)

Dated: October 30, 2008

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Republic Services, Inc., dated October 30, 2008.

10